Exhibit 5.1

	ATTORNEYS AT LAW Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000
July 26, 2006	www.cooley.com

Conor Medsystems, Inc.

1003 Hamilton Court

Menlo Park, CA 94025

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale of up to four million twenty-five thousand (4,025,000) shares of the common stock of Conor Medsystems, Inc. (the “Company”), par value $0.001 (“Common Stock”), which includes up to three million five hundred seventy five thousand (3,575,000) shares of Common Stock to be sold by the Company, including up to seventy-five thousand (75,000) shares for which the underwriters have been granted an over-allotment option (the “Company Shares”), and up to four hundred fifty thousand (450,000) shares to be sold by a selling stockholder for which the underwriters have been granted an over-allotment option (the “Selling Stockholder Shares”), pursuant to a Registration Statement on Form S-3 and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Company Shares and the Selling Stockholder Shares are to be sold by the Company and the selling stockholder, respectively, as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 of the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and non-assessable, and the Company Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper